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Exhibit 21.1

FIRST CONSULTING GROUP, INC.
LEGAL ENTITIES
as of January 2004

        First Consulting Group and its subsidiaries provide consulting, integration and management services to healthcare, pharmaceutical and other life sciences organizations in North America, Europe and Japan.

#	Name	Number of Shareholders	Purpose	Place of Incorporation
1.	First Consulting Group, Inc.	Public	Holding	Delaware
2.	FCG Management Holdings, Inc.	1	Holding	Delaware
3.	FCG Management Services, LLC	2	Operations	Delaware
4.	Scottsdale Informatics Institute, Inc.	1	Dormant	Delaware
5.	FCG CSI, Inc.	1	Operations	Delaware
6.	FCG Investment Company, Inc.	1	Intangible Holdings	Delaware
7.	FCG Ventures, Inc.	1	Investment Holdings	Delaware
8.	First Consulting Group GmbH	1	Operations	Germany
9.	First Consulting Group (Ireland) Limited	1	Operations	Ireland
10.	First Consulting Group, B.V.	1	Holding	Netherlands
11.	First Consulting Group (UK) Limited	1	Operations	United Kingdom (Company #2200831)
12.	First Consulting Group Limited	1	Dormant	United Kingdom (Company #3417859)
13.	Pareto Consulting Limited	1	Dormant	United Kingdom
14.	First Consulting Group Company	1	Operations	Canada
15.	Doghouse Enterprises, Inc.	1	Dormant	Delaware
16.	FCG Infrastructure Services, Inc.	1	Operations	Tennessee
17.	Paragon Solutions, Inc.	1	Operations	Delaware
18.	HPA Acquisition Corporation	1	Asset Holdings	Delaware
19.	Coactive Systems Corporation	1	Operations	Delaware

Note on #3:
FCGMS is owned jointly by First Consulting Group, Inc. (15%) and FCG Management Holdings, Inc. (85%).

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  Exhibit 21.1